Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into effective as of September 30, 2016 by and among (i) Resin Designs, LLC, a Massachusetts limited liability company (the “Company”); (ii) Donald G. Giroux (“Giroux”), Timothy F. Desmond (“Desmond”), and Paul Ellsworth (“Ellsworth”); and (iii) Chase Corporation, a Massachusetts corporation (the “Purchaser”). Giroux, Desmond, and Ellsworth shall each hereinafter be referred to singly as a “Seller” and, collectively, as the “Sellers”.

Introduction

The Purchaser wishes to purchase from the Company, and the Company desires to sell to the Purchaser, substantially all of the assets of the Company. The purchase and sale of the assets and the other transactions contemplated hereby are sometimes collectively referred to herein as the “Transactions”. The Sellers are the owners of the Company and will benefit substantially from the Transactions.

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE TRANSACTIONS; CLOSING

1.1.     Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing (as hereinafter defined) the Purchaser shall purchase from the Company, and the Company shall sell, convey, transfer, assign and deliver to the Purchaser, free and clear of all liens, security interests, mortgages, encumbrances and restrictions of every kind (collectively, “Liens”), all of the Company’s assets and properties of every kind (collectively, the “Purchased Assets”), including without limitation the following:

(a)     all accounts receivable;

(b)     all tangible assets, including without limitation all equipment, machinery, computers and servers, information technology and telecommunications equipment, furniture and office equipment, and vehicles;

(c)     all inventories, including without limitation all finished goods, work in process, raw materials, processing materials, purchased parts and supplies;

(d)     all Company Intellectual Property;

(e)     all rights under all contracts, agreements, leases, licenses and other arrangements listed on Schedule 1.3(a);

(f)     all permits, authorizations, franchises and certifications;

(g)     all sale orders, customer orders, open bids, warranties, prepaid expenses, deposits, retentions and refunds;

(h)     originals or duplicate copies of all Company data and information (whether in paper or electronic format or any other medium) including without limitation all books and records (copies only), technical data, financial, accounting and operating data, payroll and personnel records, marketing, sales and promotional data, advertising materials, credit information, cost and pricing information, customer, supplier and service provider lists, business plans, projections, reference catalogs, and other similar property, rights and information;

(i)     all claims, causes of action and rights of the Company against any Person, whether matured or unmatured, direct or indirect, known or unknown, or absolute or contingent; and

(j)     all goodwill associated with the Company, the Business and/or the Purchased Assets.

Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Purchased Asset which by its terms or by any Legal Requirement is non-assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party or a Governmental Authority in the event of an assignment or purported assignment (“Non-Assignable Assets”) unless and until such consent shall have been obtained. To the extent permitted by applicable Legal Requirements, in the event consents to the assignment of a Purchased Asset cannot be obtained, such Non-Assignable Assets shall not be assigned and transferred by the Company to the Purchaser at the Closing and instead shall be held, as of and from the Closing Date, by the Company in trust for the Purchaser. As of and from the Closing Date, the covenants and obligations thereunder shall be performed by the Purchaser in the Company’s name and all benefits and obligations existing thereunder shall be for Purchaser’s account. The Company shall take or cause to be taken at the Purchaser’s expense such actions in the Company’s name or otherwise as the Purchaser may reasonably request so as to provide the Purchaser with the benefits of the Non-Assignable Assets (provided, that the Company shall not be required to incur any material costs or agree to any material undertakings therewith) and to effect collection of money or other consideration that becomes due and payable under the Non- Assignable Assets. The Company shall promptly pay over to the Purchaser all money or other consideration received by the Company after the Closing Date in respect of all Non-Assignable Assets. As of and from the Closing Date, the Company authorizes the Purchaser, to the extent permitted by applicable Legal Requirements and the terms of the Non-Assignable Assets, at the Purchaser’s expense, to perform all the obligations and receive all the benefits of the Company under the Non-Assignable Assets.

1.2.     Excluded Assets. The Purchased Assets shall not include, however, the following assets of the Company (collectively, the “Excluded Assets”):

(a)     the Company’s cash and cash equivalents;

(b)     the Company’s rights under this Agreement or any other agreement, document or instrument entered into by the Company pursuant to this Agreement;

(c)     the 100% membership interest of Resin Designs Properties, LLC, a Massachusetts limited liability company (“RDP LLC”), which is a wholly owned subsidiary of the Company that holds title to the real estate and improvements located at 11 State Street, Woburn, Massachusetts (the “Woburn Real Property”); provided, that the Purchaser and the Company shall enter into the Woburn Lease pursuant to which the Purchaser shall acquire a leasehold interest in the Woburn Real Property on the terms and subject to the conditions set forth in the Woburn Lease;

(d)     any Benefit Plans; or

(e)     those assets of the Company expressly set forth on Schedule 1.2(e) attached hereto.

1.3.     Assumed Liabilities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing the Purchaser shall assume from the Company and agree to pay when due, perform and discharge in accordance with the terms thereof only the following liabilities and obligations of the Company (collectively, the “Assumed Liabilities”):

(a)     obligations for future performance after the Closing Date under all of the contracts, agreements, leases, licenses and other arrangements listed on Schedule 1.3(a), it being understood that the Purchaser is not assuming and shall not be liable for any liabilities or obligations under such contracts to the extent the same should have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any breach or default by the Company or any of its Affiliates prior to or as of the Closing Date); and Capital.

(b)     all liabilities included in the final calculation of the Closing Working

1.4.     Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or in any way be responsible for any other obligations or liabilities of the Company (whether or not disclosed) of any kind. Without limiting the generality of the foregoing, the Assumed Liabilities will not include:

(a)     any Taxes;

(b)     any liability relating to any Benefit Plans;

(c)     any  obligation  of  the  Company  under  this  Agreement  or  any  other agreement, document or instrument entered into by the Company pursuant to this Agreement;

(d)     the Sellers’ Expenses;

(e)     any Sale Bonuses;

(f)     any Indebtedness outstanding as of the date of Closing;

(g)     any liability arising out of any action, arbitration, claim, proceeding or litigation of any nature (whether or not disclosed) against the Company, or relating to the pre- Closing operation of the Business;

(h)     any liability arising out of the Company’s violation of any Legal Requirement;

(i)     any environmental liabilities arising or related to the pre-Closing operations of the Company;

(j)     any liability arising out of any contract, agreement, lease, license or other arrangement that is not listed on Schedule 1.3(a);

(k)     any liability arising out of the failure of the Company to comply with any contract, agreement, lease, license or other arrangement (whether or not such contract, agreement, lease, license or other arrangement is listed on Schedule 1.3(a)); and

(l)     any liability to any Seller or to any Affiliate of the Company or any Seller.

Liabilities of the Company which are not Assumed Liabilities are herein referred to collectively as the “Excluded Liabilities”. The Company will discharge when due all of the Excluded Liabilities; provided, that the Company may refuse to discharge any Excluded Liability that the Company is contesting in good faith.

1.5.     General.

(a)     Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Base Purchase Price” means $30,000,000.

“Closing Purchase Price” means the sum of the Base Purchase Price, plus the amount, if any, by which Closing Working Capital exceeds $2,145,000, or minus the amount, if any, by which Closing Working Capital is less than $2,095,000. The Closing Purchase Price shall be finally determined in accordance with Section 1.7.

“Closing Working Capital” means (i) the inventory, accounts receivable, prepaid expenses and other current assets (excluding for this purpose the Excluded Assets) of the Company as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the accounts payable, accrued expenses, accrued compensation and all other current liabilities of the Company as of immediately prior to the Closing (excluding for this purpose all liabilities paid by or behalf of the Company at the Closing and the Indebtedness, Sale Bonuses and Sellers’ Expenses). The Closing Working Capital shall be determined in accordance with United States generally accepted accounting principles and, to the extent consistent with United States generally accepted accounting principles, the Company’s historical accounting practices as reflected in the most recent audited financial statements described in Section 3.7 (but excluding any unusual items or reclassifications but including, and with inventory valued in the manner set forth in the balance sheet of the Company as of August 31, 2016).

“Escrow” means $3,000,000, which will be deposited at the Closing with the Escrow Agent (as hereinafter defined) pursuant to the Escrow Agreement (as hereinafter defined).

“Estimated Closing Purchase Price” means the Base Purchase Price, with any increase or decrease thereto shown on the Estimated Closing Purchase Price Certificate (as hereinafter defined) and approved by the Purchaser.

“Indebtedness” means all principal, interest, fees, expenses, premiums, payments and other obligations in respect of borrowed money, notes, bonds, debentures and other debt securities, guarantees, interest rate, currency or other hedging arrangements, outstanding checks, any amounts due to the Sellers or any of their Affiliates, letters of credit, deferred purchase price for services or assets (other than current liabilities in the ordinary course of business included within Closing Working Capital) and/or installment purchases incurred by the Company prior to the Closing, or required to be paid in order to discharge fully all such amounts as of the Closing.

“Person” means any natural person, corporation, limited liability company, partnership, trust or other entity.

“Sale Bonuses” means the aggregate amount (if any) of (i) all transaction, sale and change of control bonuses and similar payments, (ii) all payments in respect of stock appreciation, phantom stock or similar rights and (iii) all employment and withholding Taxes in respect of the foregoing.

“Sellers’ Expenses” means the aggregate amount of fees, costs, expenses and obligations incurred by the Company, any of the Sellers or any of their respective Affiliates in connection with the Transactions or the sale of the Company generally including, without limitation, all amounts in respect of legal, accounting, investment banking and other similar fees, costs, expenses and obligations.

(b)     Pre-Closing Deliveries. Prior to the Closing, the Company will furnish to the Purchaser (i) a certificate signed by the Company setting forth the Company’s (A) good faith estimated Closing Working Capital, including an itemization of the components of Closing Working Capital, (B) the amount of the Indebtedness existing as of the Closing, and (C) good faith estimated calculation of the Closing Purchase Price based thereon (the “Estimated Closing Purchase Price Certificate”), (ii) a payoff letter, in form and substance satisfactory to the Purchaser, from each holder of Indebtedness indicating the amount required to discharge in full such Indebtedness at Closing and, if such Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Indebtedness, and (iii) a final bill and wire transfer instructions from each payee of any portion of the Sellers’ Expenses, provided, however, that if any such payee delivers to the Purchaser and the Company a written correspondence (which shall include electronic mail) stating that it will seek payment solely from the Sellers, such portion shall not be deemed to be part of the Sellers’ Expenses for purposes of Section 1.5(c).

(c)     Payments at Closing. At the Closing, the Purchaser will make or cause to be made the following payments of the Estimated Closing Purchase Price by wire transfer as follows:

(i)     first, to the respective holders of the Indebtedness, the amounts specified in the pay-off letters delivered pursuant to Section 1.5(b);

(ii)     second, to the respective payees of the Sellers’ Expenses, the amounts set forth in the final bills delivered pursuant to Section 1.5(b);

(iii)     third, to the Escrow Agent, an amount equal to the Escrow; and

(iv)     fourth, the balance to the Company.

Promptly upon receipt by the Company of the amount contemplated by clause (iv), the Company shall pay the Sale Bonuses (less applicable Tax withholdings) to the recipients.

1.6.     Closing. The Transactions contemplated hereby shall take place at a closing (the “Closing”) to be held by electronic exchange of funds and signature pages on the date hereof (the “Closing Date”).

1.7.     Determination of Closing Purchase Price.

(a)     Within 90 days after the Closing Date, the Purchaser will deliver to the Company a certificate (the “Closing Purchase Price Certificate”), executed by the Purchaser, setting forth an itemized statement of the Closing Working Capital, and a calculation of the Closing Purchase Price based thereon.

(b)     If the Company delivers written notice (the “Disputed Items Notice”) to the Purchaser within 30 days after the date of delivery of the Closing Purchase Price Certificate, stating that the Company objects to any items on the Closing Purchase Price Certificate, specifying the basis for such objection in reasonable detail and setting forth the Company’s proposed modifications to the Closing Purchase Price Certificate, the Company and the Purchaser will attempt to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable.

(c)     If the Company and the Purchaser are unable to agree upon the Closing Purchase Price within 30 days after delivery of the Disputed Items Notice, the Company and the Purchaser will select an independent, nationally recognized accounting firm to resolve the disputed items specified in the Disputed Items Notice. If the Purchaser and the Company are unable to agree on the selection of an accounting firm, the accounting firm will be chosen by the American Arbitration Association, with the expenses of the American Arbitration Association to be shared equally by the Purchaser and the Company. The accounting firm shall address only the disputed items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party. The accounting firm will (i) resolve the disputed items specified in the Disputed Items Notice and (ii) determine the Closing Purchase Price, as modified only by the resolution of such items. The determination of the selected accounting firm will be made within

60 days after being selected and will be final and binding upon the parties. The fees, costs and expenses of the accounting firm so selected will be borne by the party whose positions generally did not prevail in such determination, or if the accounting firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Company and the Sellers, on the one hand, and 50% by the Purchaser, on the other.

(d)     If the Company does not deliver the Disputed Items Notice to the Purchaser within 30 days after the date of delivery of the Closing Purchase Price Certificate, the calculation of the Closing Purchase Price specified in the Closing Purchase Price Certificate will be conclusively presumed to be true and correct in all respects and will be final and binding upon the parties.

(e)     At such time as the Closing Purchase Price is finally determined, either (i) the Purchaser shall pay or cause to be paid to the Company an aggregate amount equal to the excess of the Closing Purchase Price over the Estimated Closing Purchase Price, or (ii) the Company and the Sellers shall pay to the Purchaser an aggregate amount equal to the excess of the Estimated Closing Purchase Price over the Closing Purchase Price.

(f)     The final determination of the Closing Purchase Price under this Section 1.7 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

1.8.     ~~A~~llocation. The total amount of the Closing Purchase Price and the Assumed Liabilities (to the extent the Assumed Liabilities are properly treated as liabilities for U.S. federal income tax purposes) shall be allocated among the assets of the Company for tax purposes in a manner consistent with the allocations set forth on Schedule 1.8. It is agreed by the parties that such allocation was arrived at by arm’s length negotiation and in the judgment of the parties properly reflects the fair market value of such assets. It is agreed that the allocations under this Section 1.8 will be binding on all parties for federal, state, local and other tax purposes and will be consistently reflected by each party on such party’s Tax Returns.

1.9.     Further Assurances. Following the Closing, the Sellers and the Company will execute and deliver such documents and take such other actions as may be reasonably requested from time to time by the Purchaser in order to more effectively convey and transfer the Purchased Assets from the Company to the Purchaser, put the Purchaser in operational control of the Business or otherwise fully consummate the Transactions. The Sellers shall cause the Company to comply with its covenants hereunder in all respects.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
CONCERNING THE SELLERS

Each Seller severally, but not jointly, represents and warrants to the Purchaser (as each such representation and warranty below relates solely to such Seller individually only and not to the other Sellers) that the information contained in this ARTICLE II is true and correct and will be true and correct as of the Closing Date:

2.1.     Capacity. The Seller has legal capacity to execute and deliver and carry out the terms of this Agreement and each of the other agreements, instruments and documents contemplated hereby to which such Seller is a party.

2.2.     No Conflict. No consent, order, authorization, approval, declaration or filing is required on the part of the Seller for or in connection with the execution, delivery or performance of this Agreement and the other agreements, documents and instruments of the Seller contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Seller will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Seller is a party or by which the Seller is bound.

2.3.     Validity and Enforceability. This Agreement has been validly executed and delivered by the Seller. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Seller is a party shall be when executed and delivered by the Seller, the valid and binding obligations of the Seller enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.4.     Litigation. No action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Seller, threatened against the Seller in relation to the affairs of the Company or the Business, and the Seller does not know of any basis therefor. The Seller is not currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental Authority in relation to the affairs of the Company or the Business.

2.5.     No Other Agreements. Except for the agreements expressly contemplated hereby, none of the Sellers or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, member, manager, employee, consultant, stockholder or Affiliate of the Company in respect of the Transactions.

2.6.     Sellers’ Broker. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers, the Company or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement, the other agreements, instruments or documents contemplated hereby or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedules delivered to the Purchaser on the date hereof, each of the Sellers and the Company severally, but not jointly, represents and warrants to the Purchaser (as each such representation and warranty below relates solely to the Company and such Seller individually only and not to the other Sellers) that each of the statements contained in this ARTICLE III is true and correct and will be true and correct as of the Closing Date:

3.1.     Organization, Power and Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and as currently proposed by the Company to be conducted after the Closing (the “Business”).

3.2.     No Subsidiaries. The Company has no subsidiaries except for RDP LLC, which is not a party to this Agreement nor are the assets of RDP LLC included in the Transactions. The Company does not directly or indirectly own or have the right to acquire any equity interest in any other corporation, partnership, limited liability company, joint venture, trust or other business organization.

3.3.     Foreign Qualifications. The Company is duly qualified and authorized to do business and is in good standing in each of the jurisdictions listed on Schedule 3.3. The Company is not required to qualify to do business as a foreign entity in any other jurisdiction, except where the failure to do so would not have a material adverse effect on the Business, the Purchased Assets or the affairs, condition (financial or otherwise), prospects or results of operations of the Business, whether or not such effect is foreseeable.

3.4.     Due Authorization; No-Conflict. The Company has full power and authority and has taken all required action on its part (including manager and member approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby. Except as specified on Schedule 3.4, no consent, order, authorization, approval, declaration or filing, including, without limitation, any consent, approval or authorization of or declaration or filing with any Governmental Authority or non-Governmental Authority or any party to a contract, is required on the part of the Company for or in connection with its execution, delivery or performance of this Agreement or any of the other agreements, documents and instruments contemplated hereby, or the conduct of the Business by the Purchaser after the Closing (the “Required Consents”). Subject to obtaining the Required Consents specified on Schedule 3.4, the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company will not result in any violation of, be in conflict with, constitute a default under, or cause the acceleration of any obligation or loss of any rights under, any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Company is a party or by which the Company is bound. As used in this Agreement, “Governmental Authority” means any court, agency, commission or other governmental or regulatory entity, body, authority or instrumentality.

3.5.     Validity and Enforceability. This Agreement has been validly executed and delivered by the Company. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Company is a party shall be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.6.     Capitalization.

(a)     The Company’s authorized and outstanding equity securities are as set forth on Schedule 3.6(a) hereto. The Sellers are the only members of the Company and are the owners of all of the outstanding equity securities of the Company, free and clear of all Liens. The Company’s outstanding equity and other securities are owned beneficially and as of record by the Persons and in the amounts set forth on Schedule 3.6(a) and are duly authorized and validly issued. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that could, directly or indirectly, obligate the Company to issue equity or other securities. The offer, issuance and sale of such equity and other securities were made in compliance with all applicable securities laws and all applicable preemptive and similar rights. The Company has made available to the Purchaser true, complete and correct copies of the organizational documents of the Company.

(b)     There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company.

(c)     Except as described on Schedule 3.6(c), there are no agreements, written or oral, relating to the securities of the Company including, without limitation, the acquisition, disposition, repurchase, voting or registration thereof.

3.7.     Financial Information.

(a)     The Company has delivered to the Purchaser the audited balance sheet of the Company as at December 31, 2013, December 31, 2014 and December 31, 2015 (the December 31, 2015 balance sheet is sometimes referred to herein as the “Balance Sheet” and the date thereof is sometimes referred to as the “Balance Sheet Date”), and the audited statements of cash flows, income and stockholders’ equity for the fiscal years then ended. The Company has also furnished to the Purchaser the unaudited balance sheet of the Company as of August 31, 2016 and the unaudited statements of cash flows, income and stockholders’ equity of the Company for the calendar year to date as of August 31, 2016.

(b)     As used herein, “Financial Statements” means the financial statements referenced in clause (a) above. The Financial Statements and the notes thereto, if any, (i) are complete and accurate in all material respects and fairly present the financial condition of the Company at the respective dates thereof and the cash flows and results of operations for the periods then ended, and (ii) were prepared in accordance with the books and records of the Company in conformity with United States generally accepted accounting principles consistently applied during the periods covered thereby, except, in the case of unaudited Financial Statements, for the omission of footnotes and normal year-end adjustments that are not and will not be, individually and in the aggregate, material. None of the Financial Statements contains any material, extraordinary items of income or gain, except as expressly set forth therein.

(c)     The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Company are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Company are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles and to maintain asset accountability; and (iii) access to assets of the Company is permitted only in accordance with management’s general or specific authorization. The Company is in material compliance with its system of internal accounting controls.

3.8.     No Material Adverse Changes. Since December 31, 2015, other than as shown on Schedule 3.8, (a) the Company has operated only in the usual and ordinary course of business, (b) there has been no event or condition which individually, or together with any other events or conditions, has had or could reasonably be expected to have a material adverse effect on the Business, the Purchased Assets or the affairs, condition (financial or otherwise), prospects or results of operations of the Business or any material division of the Business, whether or not such effect is foreseeable, and (c) the Company has not taken any of the following actions:

(i)     permitted any Lien upon any of the Purchased Assets, other than Permitted Liens;

(ii)     declared or paid any dividend or distribution or redeemed any of its equity securities;

(iii)     acquired, disposed of, leased or licensed any material assets, except in the ordinary course of business;

(iv)     permitted any damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the Purchased Assets;

(v)     made any change in the compensation paid or payable or increase the benefits payable to any director, officer, manager or senior management employee, other than any change in the ordinary course of business;

(vi)     cancelled  or  waived  any  claims  with  a  potential  value  in  excess  of $10,000;

(vii)     delayed or postponed any payment of accounts payable or other liabilities outside of the ordinary course of business;

(viii)     incurred  any  damage,  destruction  or  loss  not  covered  by  insurance affecting any assets or property of the Company resulting in liability or loss in excess of $25,000;

(ix)     other than in the ordinary course of business, made any capital expenditure (or series of related capital expenditures) in excess of $25,000;

(x)     entered into, adopted, terminated, modified, renewed or amended in any material respect (including by accelerating material rights or benefits under) any Material Contract;

(xi)     changed any method of financial or Tax accounting or financial or Tax accounting practice used by the Company other than such changes required by United States generally acceptable accounting principles or Legal Requirements, as applicable; or

(xii)     entered into any agreement, commitment or other arrangement to do (or any action or omission that would result in) any of the foregoing actions referred to in this Section 3.8 (except as expressly required by this Agreement).

3.9.     Material Contracts.  Schedule 3.9 sets forth a complete and accurate list, in each case whether written or unwritten, of all of the following contracts, agreements and arrangements with respect to the Company:

(a)     contracts with respect to which the Company has any liability or obligation involving more than $25,000, contingent or otherwise;

(b)     contracts which may extend for a term of more than one year after the Closing;

(c)     contracts under which the amount payable by the Company is dependent on the revenue, income or other similar measure of the Company or any other Person;

(d)     licenses, leases, contracts, agreements and other arrangements with respect to any material property of the Company, including without limitation, distribution, sales and supply contracts;

(e)     contracts, instruments and arrangements relating to any Indebtedness or the guarantee thereof;

(f)     contracts and other arrangements of the Company with any officer, director, manager, stockholder, member or Affiliate of the Company or any of their respective relatives or Affiliates;

(g)     contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(h)     employment, severance, consulting, deferred compensation, collective bargaining, benefits and similar plans, agreements, contracts or other arrangements involving the Company;

(i)     contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement;

(j)     contracts with respect to mergers or acquisitions, sales of securities or material assets, or investments by the Company;

(k)     contracts with any Governmental Authority;

(l)     strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(m)     agreements, contracts, instruments, commitments, plans or other arrangements of the Company outside of the ordinary course of business; and

(n)     other agreements, contracts, instruments, commitments, plans or other arrangements of the Company which are material to the Business or which a reasonable purchaser would consider important in deciding whether or not to acquire the Company.

All the foregoing (whether written or unwritten), including all amendments or modifications thereto, all Real Estate Leases (as hereinafter defined) and all IP Licenses (as hereinafter defined) are sometimes collectively referred to as “Material Contracts”. The Company has furnished to the Purchaser true and correct copies of all Material Contracts (or descriptions thereof, in the case of oral contracts). Each Material Contract (or description) sets forth the entire agreement and understanding between the Company and the other parties thereto. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies. The Company is in compliance with each of the Material Contracts in all material respects. To the knowledge of the Company, each party to a Material Contract (other than the Company) is in compliance with such Material Contract in all material respects. There is no event or condition which has occurred or exists which constitutes or which, with or without notice, the happening of any event and/or the passage of time, could constitute a default or breach under any such Material Contract by the Company or, to the knowledge of the Company, any other party thereto, or could cause the acceleration of any obligation or loss of any rights of any party thereto or give rise to any right of termination, cancellation or material modification thereof. The Company has no reason to believe that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. Except as specifically set forth on Schedule 3.9, all of the Material Contracts can be terminated by the Company upon at most ninety days’ notice without penalty, premium or other liability to the Company.

3.10.     Real Property.

(a)     Schedule 3.10(a) sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) owned by the Company (the “Owned Real Estate”). The Company has good and marketable title to the Owned Real Estate, free and clear of all Liens, except for Permitted Liens, and enjoys peaceful and quiet possession of the Owned Real Estate. The Owned Real Estate is legally subdivided and consists of separate tax lots so that each is assessed separate and apart from any other real property. There are no suits, actions or proceedings pending or, to the Company’s knowledge, threatened against or affecting any of the Owned Real Estate before any court or administrative agency or office. Each parcel of the Owned Real Estate is an independent unit which does not now rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any Legal Requirement or (ii) for structural support or the furnishing to the buildings or other improvements on the Owned Real Estate of any building systems. There are no material Taxes, levies, fees or similar costs or charges which must be paid with respect to existing water or sewer hook-ups or other similar services relating to the Owned Real Estate. As used herein, “Permitted Liens” means (i) prior to the Closing, the Liens designated as such on Schedule 3.10(a), (ii) statutory Liens for current taxes or assessments not yet due and payable and (iii) with respect to Owned Real Estate only, such other Liens, imperfections in title and easements of record, if any, which do not detract, individually or in the aggregate, from the value of or interfere with the present or proposed use by the Company of the property subject thereto or affected thereby.

(b)     Schedule 3.10(b) sets forth each interest in real property (including all land, buildings, easements, rights of way and other real property rights) leased by the Company, the lessor of such Leased Real Estate, the annual rent payable by the Company in respect of such Leased Real Estate, and each lease or any other arrangement under which such property is leased (the “Leased Real Estate” and together with the Owned Real Estate, the “Real Property”). The Company enjoys peaceful and quiet possession of its leased premises, and is not in default or breach under any such leasehold. The Company has not been informed that any lessor under any of the leases set forth on Schedule 3.10(b) (the “Real Estate Leases”) has taken actionin respect of any Real Estate Lease or threatened to terminate any Real Estate Lease before the expiration date specified in such lease.

(c)     The Real Property includes all real property necessary for the conduct of the Business and is adequate to conduct the operations of the Company as currently conducted. The Company does not need to own or lease any other real property to conduct the Business. The Real Property is in compliance in all material respects with all applicable Legal Requirements.

(d)     None of the buildings, plant or structures on any Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are, individually and in the aggregate, immaterial. All utility systems serving the Real Property are adequate for the Business as currently conducted. Each Real Property has adequate access for ingress from and egress to a public way. There is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Real Property.

3.11.     Personal Property and Assets.

(a)     All material tangible assets of the Company are in good operating condition and repair, normal wear and tear excepted, and are adequate to conduct the operations of the Company as currently conducted.

(b)     The Company has good and marketable title to or a valid leasehold or license interest in the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

The Purchased Assets include all assets and properties necessary for or currently used in the conduct of the Business, and are adequate to conduct the Business as currently conducted. Except for the Woburn Real Property, no assets used or useful in the Business are owned by any Seller or any Affiliate of the Company or any Seller. At the Closing, the Purchaser will acquire from the Company good and marketable title to or a valid leasehold or license interest in the Purchased Assets, free and clear of all Liens, other than Permitted Liens.

3.12.     Intellectual Property.

(a)     As used herein “Intellectual Property” means all intellectual property rights of every kind including but not limited to all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and entity names (in each case, whether registered or unregistered) and registrations and applications for registration thereof, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, computer software licenses, data, data bases and documentation thereof, (v) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations, (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography, and (viii) goodwill associated with any of the foregoing. As used herein “Company Intellectual Property” means Intellectual Property owned or used by the Company or otherwise included in the Purchased Assets.

(b)     Schedule 3.12(b) hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i), (ii), (iii) and (vi) of the definition of Intellectual Property. Schedule 3.12(b) contains a complete and accurate list of all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (for this purpose, excluding so-called “off-the-shelf” products and “shrink wrap” software licensed to the Company in the ordinary course of business and easily obtainable without material expense) identifying the subject Company Intellectual Property and describing the material terms of such licenses or other rights (collectively, the “IP Licenses”). The Company is not required to pay any royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property, other than payments in the ordinary course of business for so-called “off-the-shelf” products or “shrink wrap” software. The Company is in compliance with all of its obligations pursuant to any license or agreement relating to the distribution, modification, reproduction and any other use of any Intellectual Property owned by a third party. The Company is in compliance with all of its obligations pursuant to any license or agreement relating to the use of any Company Intellectual Property owned by a third party. Except as disclosed on Schedule 3.12(b), the Company has not granted to any Person any ownership rights, exclusive rights or any rights to sublicense, transfer or redistribute the Company Intellectual Property.

(c)     The Company owns or possesses sufficient legal rights to use all Intellectual Property reasonably necessary for or used in the Business. The Company has not violated or infringed, is not violating or infringing and, by conducting the Business in the ordinary course, will not violate or infringe any Intellectual Property of any other Person, and the Company has no knowledge of any violation or infringement by any Person of any Company Intellectual Property. The Company has not received any notice from any Person claiming any violation or infringement of a Person’s Intellectual Property rights.

(d)     Each item of Company Intellectual Property owned by the Company is valid and subsisting. There is no threatened or reasonably foreseeable loss or expiration of any Company Intellectual Property.

(e)     The Company has taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Company Intellectual Property, including but not limited to Company Intellectual Property belonging to the Company or provided by any other Person to the Company. Without limiting the foregoing, prior to the execution of this Agreement, at the Purchaser’s request, the Company has requested that certain of its employees who have participated or contributed to the development of Intellectual Property on behalf of the Company execute a proprietary information and confidentiality, and assignment agreement, the form of which is shown on Schedule 3.12(e) hereof. To the knowledge of the Company, no employee, consultant or contractor of the Company is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such employee’s duties to the Company, or that could conflict with the Business.

(f)     The Company has not used any free or open source software or other third party software in whole or in part in the development of any part of the Company Intellectual Property in a manner that requires, as a condition of the use, modification, and/or distribution of such third-party software, any or all of the Company Intellectual Property: (a) to be disclosed or distributed in source code form, (b) to be licensed for the purpose of making derivative works of the Company Intellectual Property or (c) to be redistributable at no or minimal charge.

(g)     The Company’s rights in and to its Company Intellectual Property are free and clear of all Liens.

(h)     The Company has secured and maintains all software licenses reasonably necessary to operate the Business and its equipment in all material respects, and has taken all reasonable precautions to preserve the availability, security and integrity of its computer systems and the software, data and information stored on its computer systems, and the Company has not experienced any breach of security or unauthorized access of its computer systems or the software, data or information stored on its computer systems. The Company has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its Business in the event of any material failure of its computer systems and has tested such plans, procedures and facilities.

3.13.     Accounts Receivable. Except for a de minimis amount of accounts receivable in an amount not to exceed $5,000 in the aggregate, all of the accounts receivable of the Company are valid and enforceable claims, subject to no set off or counterclaim, and will be collected in the ordinary course of business within 90 days after becoming due and payable, subject to applicable reserves. All accounts receivable of the Company are determined in accordance with United States generally acceptable accounting principles and arose out of bona fide transactions in the ordinary course of business.

3.14.     Inventories. The inventory of the Company consists of raw materials, manufactured and purchased parts and finished goods saleable in the ordinary course of business. Except for a de minimis amount of inventory in an amount not to exceed $20,000 in the aggregate, the inventory of the Company is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business.

3.15.     Warranty Claims. Since December 31, 2013, there have been no material claims against the Company alleging any defects in the Company’s services or products, or alleging any failure of the products or services of the Company to meet applicable specifications, warranties or contractual commitments. The Company’s liability for breach of warranty is limited to repair or replacement of products or nonconforming parts. The Company’s liability for any breach of warranty for products manufactured or services provided prior to Closing shall not exceed the warranty reserve set forth in the most recent financial statements set forth in Section 3.7(a). The Company’s products are free from material defects and perform in all material respects in accordance with all applicable specifications, warranties and contractual commitments.

3.16.     Business Relationships.

(a)     Schedule 3.16(a) sets forth a list of the top twenty-five customers of the Company by net sales during the twelve calendar months ended as of December 31, 2015 and the six months ended June 30, 2016. To the knowledge of the Company, none of such customers has indicated to the Company that it will refrain from purchasing products and services from the Company (or, after the Closing, the Purchaser).

(b)     Schedule 3.16(b) sets forth a list of all suppliers, vendors and service providers which are material to the Company. To the knowledge of the Company, all such suppliers, vendors and service providers will continue after the Closing to sell the products and provide the services to the Purchaser currently sold and provided by them to the Company.

(c)     During the previous 18 months, no customer listed or required to be listed on Schedule 3.16(a) and no significant supplier, vendor or service provider has (i) terminated or, to the knowledge of the Company, threatened to terminate its relationship with the Company, (ii) decreased or limited materially or, to the knowledge of the Company, threatened to decrease or limit materially, the services, supplies or materials supplied to or purchased from the Company, or

(iii) materially changed its business relationship with the Company.

3.17.     Regulatory and Legal Compliance.

(a)     The Company has at all times complied in all material respects with all Legal Requirements.

(b)     During the five (5) years prior to the date of this Agreement, the Company has not received any notice, letter, finding, warning or communication from any Governmental Authority or other Person regarding any alleged material violation or noncompliance, and does not know of any basis therefor, with respect to any applicable Legal Requirement.

(c)     The Company has timely and properly filed all material reports, data, documents and other information required under applicable Legal Requirements to be filed with Governmental Authorities.

(d)     Neither the Company nor to the knowledge of the Company, any Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company: (i) made an unreported or unlawful political contribution, gift, donation, entertainment or payments, (ii) created or used any “off book” bank or cash account or “slush fund,” or (iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Legal Requirement.

As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees, orders, rules, regulations, policies and guidelines applicable to such Person.

3.18.     Licenses and Permits.  Schedule 3.18 sets forth all licenses, permits, authorizations, franchises and certifications of Governmental Authorities and non-Governmental Authorities held by the Company. The Company is in compliance in all material respects with all such licenses, permits, authorizations, franchises and certifications, all of which are in full force and effect. To the knowledge of the Company, there are no other licenses, permits, authorizations, franchises or certifications which are material to the Company or the Business which the Company is required to obtain or which, in good industry practice, the Company should hold for the conduct of the Business. The Company has not received notice of any, and does not know of any, threatened suspension, revocation or invalidation of any such licenses, permits, authorizations, franchises or certifications, or any basis therefor.

3.19.     Tax Matters.

(a)     Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)     “Tax” or “Taxes” means all taxes, charges, fees, levies, penalties, additions or other assessments imposed by any foreign, federal, state or local taxing authority, including, but not limited to, income, excise, property, sales, use, transfer, franchise, payroll, withholding, value added, social security or other taxes, charges or assessments, including any interest, penalties or additions attributable thereto.

(ii)     “Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.

(b)     Except as set forth on Schedule 3.19(b) hereto: (i) all Tax Returns required to be filed by or on behalf of the Company have been duly filed on a timely basis; (ii) such Tax Returns are true, complete and correct; (iii) all Taxes owed by the Company for or with respect to any taxable period or partial taxable period ending on or before the Closing Date, whether or not stated as due on such Tax Returns, have been paid or will be timely paid by the Company prior to the Closing; (iv) the Purchaser has been supplied with true and complete copies of each Tax Return of the Company, including each franchise or excise Tax Return based on income filed for the last three taxable years; (v) the Company (A) has never been audited or received notice of initiation thereof by any taxing authority for which the statute of limitations for assessment of Taxes remains open, (B) has never extended any applicable statute of limitations regarding Taxes for which the statute of limitations for assessment of Taxes remains open, (C) is not liable, contractually or otherwise, for the Taxes of any other Person (other than withholding Taxes arising in the ordinary course of business), (D) has not agreed to and is not required to make any adjustment under Code Section 481(a) or 263A, (E) has never made any payments, is not obligated to make any payments, and is not a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments that may not be deductible under Section 280G of the Code, (F) is not a party to any allocation or sharing agreement with respect to Taxes, (G) has never participated in the filing of any consolidated, combined or unitary Tax Return, (H) is not currently the beneficiary of any extension of time within which to file any Tax Return, and (I) has not received notice of any claim by any authority in any jurisdiction where it does not file Tax Returns that it (or the Sellers) is or may be subject to any Taxes or future taxation in such jurisdiction; (vi) all Taxes which the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Authority or third party; and (vii) the Company is not a “foreign person” as such term is used in Treas. Reg. §1.1445-2.

(c)     The Purchaser has been supplied with the Tax Return workpapers of the Company and other Tax related information, which accurately set forth the tax basis of the Company’s assets and the amount of its liabilities, net operating loss and other carry forwards, and other tax attributes.

(d)     The Company is not party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(e)     Each agreement or arrangement of the Company that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) complies with Section 409A of the Code. No amounts paid or payable under any such agreement or arrangement is or has been subject to the interest or additional Tax set forth under Section 409A of the Code. The Company does not have any obligation that would entitle a participant of any such agreement or arrangement to reimbursement for any such interest or additional Tax.

(f)     Each employee and independent contractor of the Company has been properly classified for purposes of applicable Legal Requirements.

(g)     The Company has not engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has identified by notice, regulation or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2), or otherwise identified as a tax avoidance transaction.

3.20.     Litigation. Except as expressly set forth on Schedule 3.20, no action, arbitration, suit, proceeding or investigation is pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any stockholder, member, officer, director, manager or employee of the Company in relation to the affairs of the Company or the Business, and the Company does not know of any basis therefor. Except as expressly set forth on Schedule 3.20, the matters disclosed on such Schedule will be covered by the Company’s insurance policies. The Company is not currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental Authority.

3.21.     Employees and Compensation.

(a)     The Company complies in all material respects with all applicable Legal Requirements respecting employment and employment practices in the jurisdictions within which it operates including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA (as hereinafter defined), and state fair employment practices laws.

(b)     The Company’s employees are not represented by a union, and there is no labor strike, dispute, arbitration, grievance, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or, to the knowledge of the Company, threatened against the Company.

(c)     There are no employment or consulting contracts or arrangements (other than those terminable at will without liability to the Company) with any employees or consultants of the Company other than as described on Schedule 3.9.  Schedule 3.21 sets forth a complete list of all employees of and consultants to the Company, with annual compensation in excess of $75,000, showing date of hire, hourly rate or salary or other basis of compensation, other benefits accrued as of a recent date and job function. To the knowledge of the Company, no officer or key employee of the Company intends to terminate his or her employment with the Company.

3.22.     ERISA; Compensation and Benefit Plans.

(a)     Schedule 3.22(a) sets forth all employee compensation and benefit plans, agreements, commitments, practices or arrangements of any type (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) offered, maintained or contributed to by the Company for the benefit of current or former employees or directors of the Company, or with respect to which the Company has or may have any liability, whether direct or indirect, actual or contingent (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 4001 of ERISA) (collectively, the “Benefit Plans”), and includes a written description of all oral Benefit Plans. There are no material compensation or benefit plans, agreements, commitments, practices or arrangements of any type providing benefits to employees or directors of the Company or, or with respect to which the Company may have any liability, other than the Benefit Plans.

(b)     With respect to each Benefit Plan, the Company has delivered to the Purchaser true and complete copies of: (i) any and all plan texts and agreements (including, but not limited to, trust agreements, insurance contracts and investment management agreements); (ii) any and all material employee communications (including all summary plan descriptions and material modifications thereto); (iii) the two most recent annual reports, if applicable; (iv) the most recent annual and periodic accounting of plan assets, if applicable; (v) the most recent determination letter received from the Internal Revenue Service (the “Service”), if applicable; and (vi) in the case of any unfunded or self-insured plan or arrangement, a current estimate of accrued and anticipated liabilities thereunder.

(c)     With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Code, such plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code; (ii) such plan has been administered and enforced in accordance with its terms and all applicable Legal Requirements in all material respects; (iii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (iv) no material disputes nor any audits or investigations by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (v) no “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company or any Benefit Plan may be liable or otherwise damaged in any material respect; (vi) all contributions, premiums, and other payment obligations have been accrued on the financial statements of the Company in accordance with United States generally accepted accounting principles, and, to the extent due, have been made on a timely basis, in all material respects; (vii) all contributions or benefit payments made or required to be made under such plan meet the requirements for deductibility under the Code; (viii) the Company has expressly reserved in itself the right to amend, modify or terminate such plan, or any portion of it, at any time without liability to itself; and (ix) no such plan requires the Company to continue to employ any employee or director.

(d)     No Benefit Plan is, or has ever been, subject to Title IV of ERISA.

(e)     With respect to each Benefit Plan which provides welfare benefits of the type described in Section 3(1) of ERISA: (i) no such plan provides medical or death benefits with respect to current or former employees or directors of the Company beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and 4980B(f) of the Code, (ii) each such plan has been administered in compliance with Sections 601-609 of ERISA and 4980B(f) of the Code; (iii) no such plan is or is provided through a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; and (iv) no such plan has reserves, assets, surpluses or prepaid premiums.

(f)     The consummation of the Transactions contemplated by this Agreement will not (i) entitle any individual to severance pay except as set forth in the Employment Agreements, (ii) accelerate the time of payment or vesting under any Benefit Plan, or (iii) increase the amount of compensation or benefits due to any individual that accrue to the liability of the Purchaser.

3.23.     Environmental Matters.

(a)     The Company is and has for the past five (5) years been in compliance with all applicable Environmental Laws in all material respects. None of the Company or any of its officers has received during the past five (5) years any communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any applicable Environmental Law or is not in compliance with any applicable Environmental Law.

(b)     Except as set forth on Schedule 3.23(b), there is and has been no presence or Release or threatened Release of Hazardous Substances for which the Company would have liability or responsibility pursuant to applicable Environmental Law in connection with the conduct or the Business or on or from any properties currently or formerly owned, leased or operated by or for the Company or any predecessor company, at any location to which the Company or any predecessor company has disposed of or arranged for the disposal of any Hazardous Substances or at any other location. No underground storage tank or water, gas, or oil well, is located on any Owned Real Estate, or, to the knowledge of the Company, is located on any Leased Real Estate. There are no past or present actions, activities, circumstances, conditions, events or incidents, including without limitation the presence or Release of Hazardous Substances, that could form the basis for assertion of liability under Environmental Laws against the Company, the Sellers, the Purchaser, the Business or any property used therein or the Purchased Assets. There is no pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Company, threatened action, arbitration, suit, proceeding or investigation with respect to the Company, the Business or any property used therein or the Purchased Assets or against any predecessor, relating to Hazardous Substances or otherwise under any Environmental Law.

(c)     Schedule 3.23(c) sets forth a complete list of all Environmental Permits that are required with respect to the occupation of the properties and the operation of the Business of the Company. The Company holds all Environmental Permits that are required with respect to the occupation of the properties and the operation of the Business of the Company, and is and has for the past five (5) years been in material compliance therewith. All such Environmental Permits are in full force and effect, and to the knowledge of the Company, no action, arbitration, suit, proceeding or investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any such Environmental Permits.

(d)     Except as set forth in Schedule 3.23(d), the Company has not agreed to assume, undertake or provide indemnification for any liability of any other Person under Environmental Laws, including without limitation any obligation for any response action.

(e)     Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable “transaction-triggered” Environmental Law or any Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal.

(f)     No restrictions have been imposed on the operation or use of the current Owned Real Estate or, to the knowledge of the Company, on the Leased Real Estate in connection with any liability or potential liability arising from or related to Environmental Laws, and to the knowledge of the Company, there is no action, arbitration, suit, proceeding, investigation, writ, injunction or claim pending or threatened which would reasonably be expected to result in the imposition of any such restriction.

(g)     The Company has provided to the Purchaser all “Phase I,” “Phase II” or other environmental assessment or compliance audit reports in its possession or to which they have reasonable access addressing locations ever owned, operated or leased by the Company or any predecessor company at which the Company or any predecessor actually, potentially or allegedly may have liability under any Environmental Law.

For purposes of this Agreement: (i) “Environmental Laws” means, as in effect on or prior to the Closing Date, any Laws of any Governmental Authority, and all common law relating to (A) the presence, release or threatened release of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, or protection of health or safety or protection of natural resources; (ii) “Environmental Permits” means all Permits required to be maintained by the Company under any Environmental Law; (iii) “Hazardous Substances” means any pollutants, contaminants, hazardous substances, hazardous material or hazardous waste regulated pursuant to Environmental Laws including without limitation: (A) those substances defined in or regulated as hazardous materials under the Hazardous Materials Transportation Act, hazardous wastes under the Resource Conservation and Recovery Act, hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), pollutants under the Clean Water Act, contaminants under the Safe Drinking Water Act, nuclear material under the Atomic Energy Act, pesticide under the Federal Insecticide, Fungicide, and Rodenticide Act, toxic substance under the Toxic Substances Control Act, and air pollutant under the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos, asbestos-containing materials and radon; and (iv) “Release” has the meaning set forth in Section 101(22) of CERCLA.

3.24.     Insurance.  Schedule 3.24 sets forth all insurance policies under which the Company is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby and a description of any material claims made thereunder. Such insurance policies are valid and in full force and effect and are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Company to insure. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims. The Company has not received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies.

3.25.     Affiliate Transactions. Except as set forth on Schedule 3.25, (a) the Company is not a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, members or stockholders, or any of their respective relatives or Affiliates, and (b) none of such Persons is indebted to the Company or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which the Company is or was Affiliated or with which the Company has a business relationship, or any Person which, directly or indirectly, competes with the Company. As used herein, “Affiliate” has the meaning ascribed to it in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

3.26.     Absence of Material Undisclosed Liabilities. Except for (a) accounts payable and accrued expenses reflected on the Balance Sheet and other similar amounts incurred in the ordinary course of business since the Balance Sheet Date, and (b) obligations of future performance under contracts set forth on a Schedule hereto and under other contracts entered into in the ordinary course in accordance with this Agreement which are not required to be listed on a Schedule hereto, as of the Closing Date, the Company will not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, and whether due or to become due.

3.27.     Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers, the Company or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement, the other agreements, instruments or documents contemplated hereby or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them.

3.28.     Bank Accounts.  Schedule 3.28 sets forth a true, correct and complete list showing the name and address of each banking institution, mutual fund or stock brokerage firm in which the Company has accounts or safe deposit boxes, the account numbers or box numbers relating thereto and the name of each Person authorized to draw thereon or to have access thereto.

3.29.     No Other Agreements. Except for this Agreement and the other agreements, documents and instruments contemplated by this Agreement, the Company does not have any other agreements, arrangements or understandings with any manager, member, officer, director, employee, consultant, stockholder or Affiliate of the Company in respect of the transactions contemplated by this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

3.30.     Solvency. As of the Closing and after giving effect to receipt of the portion of the Purchase Price to be paid at Closing and the application or distribution of the proceeds thereof, the Company (a) will not have unreasonably small assets for the conduct of its remaining business, (b) will not have incurred debts beyond its ability to pay as they become due and (c) will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser represents and warrants to the Company that each of the statements contained in this ARTICLE IV is true and correct and will be true and correct as of the Closing Date:

4.1.     Authority. The Purchaser has full power and authority and has taken all required action on its part (including board and stockholder approval) necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Purchaser contemplated hereby.

4.2.     No Conflict. No consent, approval or authorization of or declaration or filing with any Governmental or non-Governmental Authority or any party to any contract with the Purchaser is required on the part of the Purchaser for or in connection with its execution, delivery or performance of this Agreement and the other agreements, documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby by the Purchaser will not result in any violation of, be in conflict with, or constitute a default under any Legal Requirement, agreement, contract, instrument, charter, by-laws, operating agreement, partnership agreement, organizational document, license, permit, authorization, franchise or certification to which the Purchaser is a party or by which the Purchaser is bound.

4.3.     Validity and Enforceability. This Agreement is, and each of the other agreements, documents and instruments contemplated hereby to which the Purchaser is a party shall be when executed and delivered by the Purchaser, the valid and binding obligations of the Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.4.     Brokers. Except as set forth on Schedule 4.4, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Purchaser or any of its Affiliates in connection with the negotiation or consummation of this Agreement or the Transactions and no such Person is entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by any of them. The obligations to any Person set forth on Schedule 4.4 will be paid by Purchaser at Closing, and Purchaser hereby indemnifies and agrees to hold harmless Sellers and the Company for any claims made against them by any such Person listed on Schedule 4.4 or any other Person in violation of this Section 4.4.

ARTICLE V
COVENANTS

5.1.     Confidentiality. Following the Closing, none of the Company or the Sellers shall, directly or indirectly, disclose, divulge or make use of any trade secrets or other confidential information of a business, financial, marketing, technical or other nature pertaining to the Purchaser, the Company, the Business, the Purchased Assets or the Assumed Liabilities, including information of others that the Purchaser, the Company or any of the Sellers has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Company or any of the Sellers, (b) as required in connection with the performance of such Seller’s duties as an employee of the Purchaser and (c) to the extent that disclosure of such information is required by law or legal process (but only after the Company or the Seller has provided the Purchaser with reasonable notice and opportunity to take action against any legally required disclosure). Notwithstanding the foregoing, nothing herein shall limit the right and ability of the Company or the Sellers to disclose such information to their respective lawyer(s), accountant(s) and other personal professional consultants with a demonstrable need to know or have access to such information.

5.2.     Wrong Pocket Assets. If the Company or any Seller owns or shall at any time hereafter acquire any rights in any Company Intellectual Property or other Purchased Asset, the Company or such Seller, as the case may be, shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property or other Purchased Asset to the Purchaser for no additional consideration. So long as the Company and each Seller shall not be required to incur any material cost or expense, the Company and each Seller shall execute and deliver such additional documents and instruments and take such other actions as the Purchaser shall reasonably request to give effect to the provisions of this Section.

5.3.     Litigation Cooperation. The Company and each Seller shall reasonably cooperate with the Purchaser in connection with any pending or threatened governmental or third party investigation, action, arbitration, claim or proceeding or internal investigation that relates to events that transpired prior to the Closing related to the Business. The Company and the Sellers’ cooperation shall include, without implication of limitation, being available to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when requested by the Purchaser. This Section 5.3 shall not apply to litigation between any Purchaser Indemnified Party, on the one hand, and the Company or any Seller, on the other hand.

5.4.     [Intentionally omitted].

5.5.     Use of Name. The Company acknowledges and agrees that the names “Resin Designs” and any abbreviations or derivations thereof, constitute part of the Purchased Assets and shall refrain from using any such names, abbreviations or derivations after the Closing. Within ten

(10) business days after the Closing, the Company shall change its legal name to a name that is not confusingly similar to such name.

5.6.     [Intentionally omitted.]

5.7.     Solvency; Maintenance of Existence. From the Closing Date through the expiration or termination of all of the Company’s obligations under this Agreement, the Company

(a) shall remain solvent and shall not incur liabilities in excess of its ability to pay as they become due and (b) shall not dissolve, merge, or otherwise terminate the Company’s separate corporate existence.

5.8.     Employees. The Purchaser shall offer employment to all employees of Company effective as of the Closing on substantially the same terms and conditions and with comparable or better benefits as such employees have been provided in their employment with the Company.

5.9.     Termination of 401(k) Plan. The Company shall have approved such resolutions and adopted such amendments, each in a form satisfactory to the Company and the Purchaser, as are reasonably necessary to terminate any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, and the Company shall have delivered communications to each participant in such plan indicating the ability to “roll over” such participant's account in such plan to the benefit plan sponsored by the Purchaser.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.     Conditions to Obligations of the Purchaser. Unless waived in writing by the Purchaser, the obligation of the Purchaser hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)     Ellsworth Required Consent Received. The Company shall have obtained and delivered to the Purchaser a copy of the Required Consent for that certain Distribution Agreement dated as of January 1, 2004 by and between the Company and Ellsworth Corporation, and such Required Consent shall not have been withdrawn, suspended or conditioned.

(b)     No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

(c)     Management Arrangements. Each of Giroux and Desmond and the Purchaser shall have entered into an Employment Agreement in the form attached hereto as  Exhibit 6.1(c) (collectively, the “Employment Agreements”).

(d)     Restrictive Covenants Agreements. Each of Giroux and Desmond and the Purchaser shall have entered into a Restrictive Covenants Agreement in the form attached hereto as Exhibit 6.1(d)(1), and Ellsworth and the Purchaser shall have entered into a Restrictive Covenants Agreement in the form attached hereto as Exhibit 6.1(d)(2) (collectively, the “Restrictive Covenants Agreements”).

(e)     Certificates; Documents. The Purchaser shall have received copies of each of the following for the Company certified to its satisfaction by an officer of the Company:

(i)     the Company’s certificate of formation, as amended, certified by the Secretary of the Commonwealth of The Commonwealth of Massachusetts as of a recent date; (ii) a certificate of the Secretary of the Commonwealth of The Commonwealth of Massachusetts as of a recent date as to the legal existence and good standing of the Company; (iii) the Company’s limited liability company operating agreement, as amended; (iv) votes adopted by the members and resolutions adopted by the managers of the Company authorizing the execution, delivery and performance of this Agreement and the other agreements, documents and instruments contemplated hereby and the consummation of the Transactions; and (v) evidence as of a recent date of the qualification of the Company as a foreign corporation in the jurisdictions listed on Schedule 3.3. The Purchaser shall also have received such other certificates, documents and materials as it shall reasonably request.

(f)     Lease. The Company and the Purchaser shall have entered into a lease pursuant to which the Purchaser shall acquire a leasehold interest in the Woburn Real Property in the form attached hereto as Exhibit 6.1(f) (the “Woburn Lease”).

(g)     Pre-Closing Deliveries. The Sellers and the Company shall have delivered the items, certificates and documents required by Section 1.5.

(h)     Licenses, Consents, Etc. Received by Purchaser. The Purchaser shall have obtained all consents, licenses, approvals, authorizations and permits required to be obtained by it as a result of the Transactions contemplated hereby, in each case in which the failure to obtain the same would materially interfere with the Purchaser’s ability to consummate the Transactions contemplated hereby or to operate the Business after the Closing, and no such consent, license, approval, authorization or permit shall have been withdrawn, conditioned or suspended.

(i)     Instruments of Transfer. The Company shall have executed and delivered to the Purchaser: (i) a Bill of Sale in the form attached hereto as Exhibit 6.1(i)(1) (the “Bill of Sale”); (ii) an Assignment and Assumption Agreement in the form attached hereto as  Exhibit 6.1(i)(2) (the “Assignment and Assumption Agreement”); (iii) an Assignment of Trademarks and Trademark Applications in the form attached hereto as Exhibit 6.1(i)(3) (the “Trademark Assignment”); (iv) an Assignment of Patents and Patent Applications in the form attached hereto as Exhibit 6.1(i)(4) (the “Patent Assignment”); and (v) such other instruments of transfer as the Purchaser may reasonable request in order to transfer the Purchased Assets to the Purchaser, free and clear of all Liens.

(j)     Escrow Agreement. The Company and Citibank, N.A., as escrow agent (the “Escrow Agent”), shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit 6.1(j) (the “Escrow Agreement”).

(k)     Termination of 401(k) Plan. The Company shall have terminated its 401(k) Benefit Plan, and delivered communications to each participant in such plan indicating the ability to “roll over” such participant’s account in such plan to a benefit plan sponsored by the Buyer.

(l)     Non-Foreign Affidavit. The Company shall have delivered to the Purchaser, in form and substance acceptable to the Purchaser, a statement satisfying the requirements of Treas. Reg. §1.1445-2(b)(2).

(m)     Actions and Proceedings. Prior to the Closing, all actions, proceedings, instruments and documents required to carry out the Transactions contemplated hereby or incident hereto and all other legal matters required for such Transactions shall have been reasonably satisfactory to counsel for the Purchaser.

6.2.     Conditions to Obligations of the Company and the Sellers. Unless waived in writing by the Sellers, the obligation of the Company and the Sellers hereunder to consummate the Transactions is subject to the satisfaction at or prior to the Closing of the following condition:

(a)     No Injunction. The consummation of the Transactions contemplated hereby shall not violate any order, decree or judgment of any court or Governmental Authority having competent jurisdiction.

(b)     Payment of the Closing Purchase Price. The Purchaser shall have delivered to the Company the Closing Purchase Price in accordance with Section 1.2(c).

(c)     Instruments of Transfer. The Purchaser shall have executed and delivered to the Company the Assignment and Assumption Agreement, the Trademark Assignment and the Patent Assignment.

(d)     Management Arrangements. The Purchaser shall have executed and delivered to the Company the Employment Agreements.

(e)     Lease. The Purchaser and the Company shall have entered into the Woburn Lease.

(f)     Escrow Agreement. The Purchaser and the Escrow Agent shall have entered into the Escrow Agreement.

(g)     Employment of Company Employees. The Purchaser shall have satisfied the covenant set forth in Section 5.8 hereof.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1. Survival. The representations, warranties, covenants and agreements contained herein shall survive the Closing and any investigation or finding made by or on behalf of the Purchaser, the Sellers or the Company. No action for a breach of the representations and warranties contained herein shall be brought more than eighteen (18) months following the Closing Date, except for (a) claims arising out of the representations and warranties contained in ARTICLE II (‘Representations and Warranties Concerning the Sellers’) or Sections 3.4 (‘Due Authorization; No Conflict’), 3.5 (‘Validity and Enforceability’), 3.6 (‘Capitalization’), 3.11(b) (‘Assets’), 3.25 (‘Affiliate Transactions’) or 3.27 (‘Brokers’), which shall survive indefinitely after the Closing, (b) claims arising out of the representations and warranties contained in Sections

3.19 (‘Tax Matters’), 3.22 (‘ERISA; Compensation and Benefit Plans’) or 3.23 (‘Environmental Matters’), which shall survive until the expiration of the statute of limitations period (including all extensions thereof) applicable to the underlying subject matter being represented, and (c) claims based upon intentional misrepresentation, willful misconduct or fraud. The representations and warranties contained in Sections 3.4 (‘Due Authorization; No Conflict’), 3.5 (‘Validity and Enforceability’), 3.6 (‘Capitalization’), 3.11(b) (‘Assets’), 3.12 (‘Intellectual Property’), 3.19 (‘Tax Matters’), 3.22 (‘ERISA; Compensation and Benefit Plans’), 3.23 (‘Environmental Matters’), 3.25 (‘Affiliate Transactions’) and 3.27 (‘Brokers’) are sometimes collectively referred to herein the “Fundamental Representations”.

7.2.     Indemnification Limits. The Purchaser Indemnified Parties (as hereinafter defined) shall not be entitled to recover any Losses (as hereinafter defined) for breach of the representations and warranties of the Sellers and/or the Company contained herein (a) unless and until the Purchaser Indemnified Parties’ aggregate claims therefor exceed $300,000, at which time the Purchaser Indemnified Parties shall be entitled to recover Losses for any claims arising hereunder, or (b) for an aggregate amount in excess of $3,000,000 and, in the case of indemnification  against  each  Seller  individually,  for  an  aggregate  amount  in  excess  of $1,000,000 per Seller; provided, that claims for breach of any of the Fundamental Representations and claims based upon intentional misrepresentation, willful misconduct or fraud shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (b) has been reached.

7.3.     Indemnification by the Company and the Sellers.

(a)     Subject to Section 7.2 above and Section 7.3(b) below, the Company and each Seller shall severally, but not jointly, indemnify and hold the Purchaser and its Affiliates (the “Purchaser Indemnified Parties”) harmless from and against all claims, liabilities, obligations, costs, damages, losses and expenses (including reasonable attorneys’ fees and costs of investigation) of any nature (collectively, “Losses”) arising out of or relating to (i) any breach or violation of the representations or warranties of the Sellers (other than those set forth in ARTICLE

II) or the Company set forth in this Agreement (including the schedules), (ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement, or (iii) the Excluded Liabilities.

(b)     Each Seller shall severally, but not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against all Losses arising out of or relating to (i) any breach or violation of the representations or warranties of such Seller in ARTICLE II of this Agreement, or (ii) any breach or violation by such Seller of any covenants of such Seller in this Agreement.

(c)     No Purchaser Indemnified Party may initiate a claim for indemnification under this Agreement without the prior approval of the Purchaser.

7.4.     Indemnification by the Purchaser. The Purchaser shall indemnify and hold the Company harmless from and against all Losses arising out of or relating to any breach or violation of the representations, warranties, covenants or agreements of the Purchaser set forth in this Agreement.

7.5.     Procedures for Indemnification of Third Party Claims.

(a)     A party or parties entitled to indemnification hereunder with respect to a third party claim (the “Indemnified Party”) will give the party or parties required to provide such indemnification (the “Indemnifier”) prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Party is entitled to indemnification hereunder.

(b)     If the Indemnifier provides written notice to the Indemnified Party stating that the Indemnifier is responsible for the entire Claim within 30 days after the Indemnifier’s receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the

Indemnified Party, selected by the Indemnifier; provided, that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Purchaser, at any time when it believes in good faith that any Claim is having or could reasonably be expected to have a material effect on the Business or assets, affairs, condition (financial or otherwise), business relationships or prospects of the Purchaser or any of its Affiliates, may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, and be fully indemnified therefor, (iii) the Purchaser, at any time when it believes that a claim for indemnification relates to or arises in connection with Taxes or any criminal proceeding, indictment or investigation or seeks specific performance, an injunction or any other form of equitable relief, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, and be fully indemnified therefor, (iv) the Indemnifier may not assume the defense of any Claim if an actual or potential conflict of interest exists between the Indemnifier and the Indemnified Party that, in the reasonable belief of the Indemnified Party, precludes effective joint representation, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to vigorously prosecute or defend such Claim; and provided further, that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified.

(c)     The parties will reasonably cooperate fully with each other in connection with the defense of any Claim.

7.6.     Adjustment to Purchase Price. All indemnification payments paid pursuant to this ARTICLE VII shall be adjustments to the purchase price.

ARTICLE VIII
MISCELLANEOUS

8.1.     Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by email or fax, by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, or otherwise actually delivered:

(a)if to the Sellers or the Company, to:

Resin Designs, LLC

c/o Timothy F. Desmond

E-mail: tdesmond@resindesigns.com

with a copy (which shall not constitute notice) to:

Seyfarth Shaw LLP

Two Seaport Lane, 3rd Floor

Boston, Massachusetts 02210

Attention: Michael F. Dowley

Facsimile: 617.790.5327

Email: mdowley@seyfarth.com

(b)if to the Purchaser, to:

Chase Corporation

295 University Avenue

Westwood, MA 02090

Attn: Chief Executive Officer

Facsimile: 781.332.0701

Email: adamchase@chasecorp.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Christian A. Atwood and Daniel P. Riley

Facsimile: 617.248.4000

Email: catwood@choate.com and driley@choate.com

or at such other address as may have been furnished by such person in writing to the other parties. Any such notice, demand or communication shall be deemed given on the date given, if delivered in person, emailed or faxed or otherwise actually delivered, on the date received, if given by registered or certified mail, return receipt requested or given by overnight delivery service, or three days after the date mailed, if otherwise given by first class mail, postage prepaid.

8.2.     Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements executed and to be performed solely within such Commonwealth. Any judicial proceeding arising out of or relating to this Agreement shall be brought in the courts of The Commonwealth of Massachusetts, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each of the parties further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and shall confer personal jurisdiction if served to it at the address and in the manner set forth in Section 8.1 or as otherwise provided under the laws of The Commonwealth of Massachusetts. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum. The foregoing consents to jurisdiction and appointments of agents to receive service of process shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

8.3.     Amendments, Waivers. This Agreement may be amended or modified only with the written consent of the Purchaser and the Company. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision. No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law.

8.4.     Expenses. Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.5.     Successors and Assigns. This Agreement, and all provisions hereof, shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, provided that this Agreement may not be assigned by any party without the prior written consent of the other parties hereto except that (a) the indemnification and other rights hereunder of the Purchaser may be assigned to any bank or other financial institution which is or becomes a lender to the Purchaser or any of its subsidiaries, and (b) this Agreement may be assigned by the Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise.

8.6.     Entire Agreement. This Agreement, the attached Exhibits and Schedules, and the other agreements, documents and instruments contemplated hereby contain the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein.

8.7.     Counterparts. This Agreement may be executed in one or more counterparts, and with counterpart facsimile signature pages, each of which shall be an original, but all of which when taken together shall constitute one and the same Agreement. Delivery of counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf or .tiff format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.8.     Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

8.9.     Third Party Beneficiaries. Except with respect to ARTICLE VII, which shall inure to the benefit of the Purchaser Indemnified Parties, nothing in the Agreement shall be construed to confer any right, benefit or remedy upon any Person that is not a party hereto or a permitted assignee of a party hereto.

8.10.     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

8.11.     Publicity. None of the Company or the Sellers shall issue a press release or make any other public announcement concerning the Transactions contemplated by this Agreement without the prior written consent of the Purchaser, except to the extent required by law.

8.12.     Schedules and Exhibits. All Schedules and Exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference in this Agreement for all purposes of this Agreement. All Schedules delivered with this Agreement shall be arranged to correspond with the numbered and lettered Sections and Subsections contained in this Agreement, and the disclosures in such Schedules shall qualify only the corresponding Sections and Subsections contained in this Agreement.

8.13.     WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.14.     Severability. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement.

8.15.     Certain Taxes. All transfer, documentary, sales, use, real property gains, stamp, registration, and other such Taxes and fees incurred in connection with this Agreement and each of the other agreements, instruments and documents contemplated hereby shall be paid by the Company when due, and the Company will, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, real property gains, stamp, registration, and other Taxes and fees, and, if required by applicable law, the Purchaser and the Sellers will join in the execution of any such Tax Returns and other documentation. For the avoidance of doubt, all such Taxes and fees shall be Excluded Liabilities.

8.16.     Bulk Transfer Laws. The parties hereby waive compliance with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to the Purchaser.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as a sealed instrument as of the date first above written.

RESIN DESIGNS, LLC

By:	/s/ Timothy F. Desmond
Name: Timothy F. Desmond
Title: Member

/s/ Donald J. Giroux
Donald J. Giroux, individually

/s/ Timothy F. Desmond
Timothy F. Desmond, individually

/s/ Paul Ellsworth
Paul Ellsworth, individually

CHASE CORPORATION

By:	/s/ Adam P. Chase
Name: Adam P. Chase
Title: President & Chief Executive Officer